                                    OFFICER AGREEMENT

THIS AGREEMENT, made and entered into this 19th day of November, 2010,  by and between DELTA NATURAL GAS COMPANY, INC., a Kentucky Corporation (hereinafter referred to as “Delta” or the “Company”), and Matthew D. Wesolosky (hereinafter referred to as “Officer”).

                                    W I T N E S S E T H:

THAT, WHEREAS, Officer has been employed by Delta in positions of great responsibility; and

WHEREAS, Officer has contributed, and if he remains an executive officer of Delta, it is anticipated will continue to contribute, to the welfare of Delta, its shareholders and customers; and

WHEREAS, Delta desires to retain the services of Officer and provide for continuity of management of Delta in the event of a change in control of Delta; and

WHEREAS, Officer is willing to remain in the employ of Delta following a change of control thereof on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and to induce Officer to remain in the employ of Delta, the parties agree as follows:

1.           OPERATION. This Agreement shall be effective immediately upon its  execution but, anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change of Control while Officer is still a corporate officer of Delta, nor shall this Agreement govern or affect Officer’s employment relationship with Delta except as explicitly set forth herein.  Upon a Change of Control, if Officer is still employed by Delta in the capacity of a corporate officer, this Agreement and all of its provisions shall become operative immediately.  If Officer’s employment relationship with Delta is terminated before a Change of Control or if the Officer is not at the time of such a Change of Control employed as a corporate officer of Delta, Officer shall have no rights or obligations under this Agreement.

 As used herein, “Operative Date” shall mean the date on which a Change of Control occurs.

2.           CHANGE IN CONTROL.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)           The acquisition by any individual, entity (including the Company), group or “person” (as “person” is defined by Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended [the “Exchange Act”]) of any of the Company’s outstanding voting stock if following such acquisition any individual, entity, group or person is beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Delta (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Delta entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Delta or any corporation controlled by Delta, or (ii) any acquisition by any corporation pursuant to a reorganization, merger, share exchange, consolidation or similar transaction,  if, following such reorganization, merger, share exchange, consolidation or similar transaction, the conditions described in clauses (i), (ii) and (iii) of Subsection (c) of this Section 2 are satisfied; or

(b)           Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination of election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Approval by the Company of a reorganization, merger, share exchange, consolidation or similar transaction, in each case, unless, following such reorganization, merger, share exchange, consolidation or similar transaction:

(i) more than 60% of, respectively, the then outstanding shares of common stock of the “Resulting Corporation”, as hereinafter defined, and more than 60% of the combined voting power of the then outstanding voting securities of the Resulting Corporation are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, share exchange, consolidation or similar transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, share exchange, consolidation or similar transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (as used herein, “Resulting Corporation” means the surviving company in a merger, consolidation, reorganization or similar transaction and the company in a share exchange (such as, for example, the share exchange that is presently provided for by Kentucky Revised Statutes 271B.11-020) that, pursuant to a statutory share exchange, acquires all of the outstanding shares of another company); and

(ii) no Person (excluding [A] any employee benefit plan (or related trust) of the or the Resulting Corporation, and [B] any Person beneficially owning, immediately prior to such reorganization, merger, share exchange, consolidation or similar transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors: and

(iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, share exchange, consolidation or similar transaction;

or

(d)           Approval by the Company of:

 (i) a complete liquidation or dissolution of the Company; or

(ii) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition:

(A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly (for example, shares owned by the Company would be “indirectly” owned by the Company’s shareholders), by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportion as their ownership, immediately prior to such sale, lease, exchange or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and

 (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

3.           TERM.  Delta agrees that Officer may, at his option, remain in the employ of Delta in a principal executive and managerial capacity at least equal to the position held by Officer on the date before the Operative Date for a period of three years immediately following the Operative Date.

4.           COMPENSATION AND BENEFITS.  Each year during the three year period immediately following the Operative Date, Officer shall receive compensation consisting of:

(a)           A base salary payable semi-monthly, which is not less than the normal rate in effect on the day before the Operative Date, with such increases as may thereafter be awarded in accordance with Delta’s regular compensation policies; and

(b)           Incentive awards, bonuses, and the like which are not less than the annualized amount of any such awards paid to Officer for the twelve (12) months ending on the Operative Date.

In addition to the foregoing compensation, Officer shall continue to participate, at not less than levels existing on the day before the Operative Date, in Delta’s employee benefit plans and practices (or equivalents), including, but not limited to, the retirement plan, employee savings plan, disability plan, vacation plan, stock purchase plan, life insurance and health-and-accident insurance plan and arrangement, company furnished automobile and office, and medical, dental and health plans.

5.           TERMINATION.  In the event Officer’s employment is terminated without cause during said three (3) year period immediately following the Operative Date, Officer shall nevertheless receive all compensation and benefits described in Section 4 hereinabove during said full three year period immediately following the Operative Date, but in no event for less than two (2) years following termination of employment, plus credit for vacation and annual days earned but not taken.  In lieu of the continued right to a Company automobile, however, Officer may, in the event of his termination without cause, in his sole discretion, elect to receive, and Delta in such case agrees to convey to Officer, the full, complete and unencumbered title to the automobile then currently being furnished to Officer under the terms of this Agreement.  Upon such conveyance, Delta shall no longer have any obligation to furnish Officer with an automobile.

In the event of termination without cause, Officer, in his sole discretion, may elect to receive his total base salary due under Section 4(a) as a lump sum payment.  Officer may at any time notify Delta of his determination to receive such lump sum payment, and such payment shall be made by Delta no later than the tenth day following such notification by Officer.  An election by Officer to receive a lump sum payment for his base salary shall not affect his right under this Section 5 to participate fully in all other forms of compensation described in Section 4.

As used herein, “termination without cause” shall mean any termination of Officer’s employment at the request or demand of Delta except termination for one of the following reasons:

(a)           Death of the Officer; or

(b)           Retirement of the Officer in accordance with Delta’s retirement policy in effect on the day before the Operative Date; or

(c)           Conduct or job performance by Officer which, according to an affirmative vote of a majority of the directors still in office who were directors of Delta immediately prior to the Operative Date, materially and adversely affects the administration of his office.

Officer may terminate his employment at any time during the three (3) year period following the Operative Date if the Officer determines in good faith that either (a) his continued employment with Delta is not in the best interests of Delta, or (b) he is unable effectively to carry out his duties and responsibilities as contemplated hereby.  Such termination of Officer shall be considered to be “termination without cause”.

6.           CESSATION OF PAYMENTS.  If, at any time while Officer is receiving payments hereunder, he, within any county in which Delta’s pipeline facilities are located on the date of execution of this Agreement, directly or indirectly owns, manages, operates, joins, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with any retail natural gas distribution business, then such payments shall forthwith cease.

7.           EXCISE TAX MAKE-WHOLE.  In the event it shall be determined that any payment or distribution by Delta to Officer or for Officer’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Officer shall be entitled to receive additional payment (a “Gross-Up Payment”).  The Gross-Up Payment shall be equal to the sum of the Excise Tax and all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment.

If Officer determines that a Gross-Up Payment is required, Officer shall notify Delta in writing, specifying the amount of Gross-Up Payment required and details as to the calculation thereof.  Delta shall, within 30 days, either pay such Gross-Up Payment (net of applicable wage withholding) to Officer or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to Officer and Delta, that there is substantial authority (within the meaning of Section 5551 of the Code) for the position that no Gross-Up Payment is required.  “Independent Tax Counsel” means a lawyer with expertise in the area of Officer compensation tax law, who shall be selected by Officer and shall be reasonably acceptable to Delta, and whose fees and disbursements shall be paid by Delta.

If the Internal Revenue Service or other tax authority proposes in writing an adjustment to Officer’s income tax that would result in a Gross-Up Payment, Officer shall promptly notify Delta in writing and shall refrain for at least 30 days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment.  Before the expiration of such period, Delta shall either pay the Gross-Up Payment or provide an opinion from Independent Tax Counsel to Officer and Delta as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated.  If the opinion provides that a challenge would be more likely than not to be successful if the issues were litigated, and Delta requests in writing that Officer contest such proposed adjustment, then Officer shall contest the proposed adjustment and shall consult in good faith with Delta with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that Officer, after such consultation with Delta, shall determine in Officer’s sole discretion the nature of all action to be taken to contest such proposed adjustment, including (A) whether any such action shall initially be by way of judicial or administrative proceedings, or both, (B) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) if Officer shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken.  Officer agrees to take appropriate appeals of any judicial decision that would require Delta to pay a Gross-Up Payment, provided Delta requests in writing that Officer do so and provides an opinion from Independent Tax Counsel to Officer and Delta that it is more likely than not that the appeal would be successful.  Officer further agrees to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment, if requested by Delta in writing to do so at any time, in which case Officer shall be entitled to receive from Delta the Gross-Up Payment.  In no event shall Officer compromise or settle all or any portion of a proposed adjustment which would result in Gross-Up Payment without the written consent of Delta.

Officer shall not be required to take or continue any action pursuant to this Section 7 unless Delta acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest.  Delta hereby agrees to indemnify Officer in a manner reasonably satisfactory to Officer for any fees, expenses, penalties, interest or additions to tax which Officer may incur as a result of contesting validity of any Excise Tax and to pay Officer promptly upon receipt of a written demand therefor all costs and expenses which Officer may incur in connection with contesting such proposed adjustment (including reasonable fees and disbursements of Independent Tax Counsel); provided, however, that Delta shall not be required to pay any amount necessary to permit Officer’s instituting a claim for refund under this Section 7.

If Officer shall have contested any proposed adjustment as above provided, and for so long as Officer shall be required under the terms of this Section 7 to continue such contest, Delta shall not be required to pay a Gross-Up Payment until there occurs a Final Determination (as defined below) of Officer’s liability for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment.  A “Final Determination” shall mean (A) a decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or Officer has no right under the terms thereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with Officer’s consent, or (C) the expiration of the time for instituting suit with respect thereto.

In the event Officer receives any refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, such amount, together with that part of any Gross-Up Payment attributable to such amount, shall be promptly paid by Officer to Delta.

8.           PAYMENT OBLIGATIONS ABSOLUTE.  Upon a Change of Control Delta’s obligations to pay the severance benefits or make any other payments described in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Delta or any of its subsidiaries may have against the Officer or anyone else.  Officer shall not be required to mitigate damages, and if Officer does accept other employment, any benefits or payments hereunder shall not be reduced by any compensation earned or other benefits received as a result of such employment.

9.           LEGAL FEES AND EXPENSES.  Subject to and contingent upon the occurrence of a Change of Control Delta agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Officer may reasonably thereafter incur as a result of any contest, litigation or arbitration (regardless of the outcome thereof) by Delta, Officer or others of the validity or enforceability of, or liability under, any provision of this Agreement (including any contest by Officer about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate of 150% of the Prime Rate posted by BB&T.

10.           DUE AUTHORIZATION.  Delta hereby warrants and represents to Officer that this Agreement has been duly authorized by all necessary corporate action on the part of Delta and has been duly executed by a duly authorized officer of Delta.

11.           INDEMNIFICATION

(a)           (1)           As used herein, “Proceeding” means any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative.

(2)           As used herein, “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding.

(3)           As used herein, “expenses” include attorneys fees.

(4)           As used herein, “Subsidiary” means any company in which Delta is a beneficial owner of 100% of all classes of voting stock.

(b)           Delta shall indemnify Officer if he is made a Party to any Proceeding by reason of the fact that he is or was an officer of Delta or Subsidiary if:

(1)           He conducted himself in good faith; and

(2)           He reasonably believed:

(i)           In the case of conduct in his capacity as an officer of Delta or Subsidiary, that his conduct was in Delta’s or Subsidiary’s best interest; and

(ii)          In all other cases, that his conduct was at least not opposed to Delta’s or Subsidiary’s best interest; and

(iii)           In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by Officer in connection with the Proceedings, except that if the Proceeding was by or in the right of Delta or Subsidiary, indemnification shall be made only against such reasonable expenses and shall not be made in respect of any Proceeding which Officer shall have been adjudged to be liable to Delta or Subsidiary.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that Officer did not meet the requisite standard of conduct set forth in this provision.

(c)           In addition to the foregoing Delta or Subsidiary shall, to the full extent permitted by law, indemnify Officer and hold him harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any Proceeding in which Officer is a Party, provided Officer was made a party to such Proceeding by reason of the fact that he is or was an officer of Delta or Subsidiary or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of Officer with respect to Delta or Subsidiary or by or on behalf of Officer in his capacity as an officer of Delta or Subsidiary.

(d)           Reasonable expenses incurred by Officer as a Party to a Proceeding with respect to which indemnity is to be provided shall be paid or reimbursed by Delta in advance of the final disposition of such Proceeding provided:

(1)           Delta receives (i) a written affirmation by Officer of his good faith belief that he has met the requisite standard of conduct necessary for indemnification by Delta, as provided in this Agreement, and (ii) Delta receives a written undertaking by or on behalf of Officer to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(2)           Delta’s Board of Directors (or other appropriate decision maker for Delta) determines that the facts then known to the Board (or decision maker) would not preclude indemnification under this provision.

The undertaking required herein shall be an unlimited general obligation of Officer but shall not require any security and shall be accepted without reference to the financial ability of Officer to make repayment.

(e)           Notwithstanding anything herein to the contrary, Officer shall not be indemnified with respect to any Proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him.

(f)           Delta shall purchase and maintain insurance on behalf of Officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as an officer of Delta or Subsidiary.  Such insurance shall provide complete coverage for Officer to the extent reasonably available.

12.           BINDING EFFECT; ASSIGNABILITY.  This Agreement shall inure to the benefit of and be binding upon Delta, its successors and assigns, including, without limitation, any person, group of persons, partnership or corporation which may acquire substantially all of Delta’s assets or business or with which or into which Delta may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon Officer, his heirs and personal representatives.  Officer may assign his right to payment under this Agreement, but not his obligations under this Agreement.  This Agreement shall not be assigned by Delta without prior written consent of Officer.

13.           SEVERABILITY.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.           AMENDMENTS.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement by the parties hereto.

15.           PREVIOUS AGREEMENTS.  This Agreement supercedes and replaces any and all previous or existing such similar agreements between Officer and Delta.

16.           NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) if delivered in person, by telegram or facsimile transmission, or by registered or certified mail, postage pre-paid, return receipt requested) to the respective parties as follows:

If to Delta:

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391
Attention:  President

If to Officer:

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

17.           GOVERNING LAW.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

18.           EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall no affect the construction hereof.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed the day and year first above written.

DELTA NATURAL GAS COMPANY, INC.

              BY:           /s/ Glenn R. Jennings
        Chairman of the Board, President
and Chief  Executive Officer

 /s/ Matthew D. Wesolosky
Matthew D. Wesolosky